[Seal for Secretary of State] ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708

	Filed in the Office of Ross Miller Secretary of State State of Nevada	Document Number 20110472428-01
Filing Date and Time 06/27/2011 8:25 AM
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.38.390)		Entity Number C7181-1987

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                                                                                                                ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

Uluru Inc.

2. The article have been amended as follows:  (provide article numbers, if available)

      Amends Article IV to implement a 15 into 1 reverse stock split effective June 29, 2011, as set forth in the Exhibit To Certificate of Amendment of ULURU Inc. attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  46,537,843 of 87,341,709 outstanding

4. Effective date of filing:  (optional)            6/29/11

5. Signature: (required)

X     /s/  Terrance K. Wallberg
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations of restrictions on the voting power thereof.

IMPORTANT:    Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.                                                                                                                                Nevada Secretary of State Amend Profit-After
                   Revised 3-6-09

Exhibit
To
Certificate of Amendment
Of
ULURU INC.

The Restated Articles of Incorporation (the “Articles”) of ULURU Inc. (the “Corporation”) are hereby amended by adding the following at the end of Article IV (with capitalized terms used but not defined herein having the meaning set forth in existing Articles):

15:1 Reverse Stock Split.  Each fifteen (15) shares of Common Stock issued and outstanding as of 5:00 p.m. Eastern Time on June 29, 2011 (the “Record Time”) shall be consolidated into one (1) share of Common Stock effective as of the Record Time; provided, however, that fractional shares of Common Stock shall be addressed as provided in the following paragraph.  Each certificate representing shares of Common Stock that are issued and outstanding as of the Record Time shall thereafter for all purposes be deemed to represent one (1) share of Common Stock for every fifteen (15) shares of Common Stock represented by such certificate; and each holder of record of a certificate for fifteen (15) or more shares of Common Stock as of the Record Time shall be entitled to receive, as soon as practicable, upon surrender of such certificate to the officer or agent having charge of the stock transfer books of the Corporation, a certificate or certificates representing one (1) share of Common Stock for each fifteen (15) shares of Common Stock represented by the certificate of such holder as of the Effective Time; provided, however, that fractional shares of Common Stock shall be addressed as provided in the following paragraph.  The shares of Common Stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable.

Fractional Shares.  No fractional shares or scrip certificates shall be issued to the holders of presently issued and outstanding shares of Common Stock.  Rather, if any holder of shares of Common Stock shall otherwise be entitled to a fractional share after all shares of Common Stock held by such holder are consolidated, the holder shall be entitled to receive from the Corporation, in lieu of such fractional share, a cash payment equal to the fair market value of such fractional share based upon the closing price of Common Stock, as reported by NYSE AMEX on June 29, 2011.

END OF CERTIFICATE